Exhibit 99.1
Invacare Corporation Announces Completion of Refinancing Transaction
ELYRIA, Ohio—Invacare Corporation (NYSE:IVC) (“Invacare” or the “Company”) announced today the completion of a new Credit Agreement establishing a $400 million senior secured revolving credit facility maturing in October 2015.
A portion of the proceeds from the new senior secured credit facility will be used to:
a)	repay outstanding balances and terminate the senior secured credit facilities that were part of the Company’s Credit Agreement dated February 12, 2007;

b)	help finance the Company’s repurchase of any and all of the approximately $146 million in outstanding principal amount of the Company’s 9 3/4% senior notes due 2015; and

c)	pay related fees and expenses.
As previously announced, the Company is currently conducting a tender offer for its 9 3/4% senior notes due 2015. If any or all of the senior notes are not purchased by the Company in the tender offer, Invacare intends to redeem the remaining notes in February 2011, subject to the Company’s discretion and the terms of the notes and related indenture.
Borrowings under the new senior secured revolving credit facility will bear interest based primarily on the Company’s leverage ratio. Based on the Company’s current leverage ratio, borrowings under the new senior secured revolving credit facility will bear interest at LIBOR plus a margin of 2.50%, with an initial commitment fee of 0.40% per annum. The Company’s obligations under the new senior secured revolving credit facility are secured by substantially all of the Company’s U.S. assets and are guaranteed by substantially all of its material domestic and foreign subsidiaries.
“We are very pleased to have completed the refinancing of our senior secured credit facilities which will allow the Company to repay its high interest rate debt over time. We would like to thank our lenders for their support of the new senior secured revolving credit facility,” said Gerald B. Blouch, interim Chief Executive Officer.
This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer for the Company’s 9 3/4% senior notes due 2015 is being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 1, 2010 and is not being made to holders of such notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is not a notice of redemption under the indenture governing the Company’s 9 3/4% senior notes. Any such notice, if made, will only be made in accordance with the provisions of such indenture.
Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,300 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2010

Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare’s website at www.invacare.com.
This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s guidance for 2010 earnings (or adjusted earnings) or earnings (or adjusted earnings) per share. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted, could have an adverse impact on the Company); the uncertain impact on the Company’s providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; legal actions or regulatory proceedings and governmental investigations; product liability claims; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Inva care’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.